                                                                      Exhibit 99


                         [L3 COMMUNICATIONS LETTERHEAD]



Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz                               ---------------------
           212-850-5600


            L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS
        -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      13.4%, 21.2% AND 19.0%, RESPECTIVELY

NEW YORK, NY, January 26, 2004 - L-3 Communications (NYSE: LLL) today announced strong results for the 2003 fourth quarter, including sales of $1,481.1 million, operating income of $191.0 million, diluted earnings per share of $0.94, net cash from operating activities of $129.0 million and free cash flow(1) of $102.8 million.

For the 2003 fourth quarter, sales increased by $175.5 million, or 13.4%, to $1,481.1 million from sales of $1,305.6 million for the 2002 fourth quarter. The increase in sales from acquired businesses was $183.8 million. Organic(2) sales growth for the company's defense businesses was 23.4%, or $211.8 million, driven by continued strong demand for secure communications and intelligence, surveillance and reconnaissance (ISR) systems and products, aircraft modernization, simulation and training, government services, and precision warfare products, as well as increased shipments of naval power equipment. Organic sales for the company's commercial businesses declined 13.8%, or $19.9 million, due to the continued weakness in the communications market. Sales of explosive detection systems (EDS) declined $200.2 million. Organic growth excluding the EDS business from both periods was 18.3%.

Operating income for the 2003 fourth quarter increased by 21.2% to $191.0 million from $157.6 million for the 2002 fourth quarter. Operating income as a percentage of sales (operating margin) was 12.9% for the 2003 fourth quarter, compared to 12.1% for the 2002 fourth quarter. The changes in the operating margins for the company's segments are discussed below.

Net income for the 2003 fourth quarter increased by 23.3% to $98.4 million, compared to net income of $79.8 million for the 2002 fourth quarter. Diluted earnings per share (EPS) increased by 19.0% to $0.94 compared to $0.79 for the 2002 fourth quarter. The company's earnings for the 2003 fourth quarter includes a pre-tax loss of $2.2 million ($0.01 per diluted share) recorded as other expenses related to the company's sale of its Celerity business.

For the 2003 fourth quarter, the company received funded orders of $1,478.9 million, an increase of 9.1%, or $123.0 million, compared to funded orders of $1,355.9 million for the 2002 fourth quarter. At December 31, 2003, funded backlog was $3,893.3 million, an increase of 20.6% over funded backlog of $3,228.6 million at December 31, 2002.


----------
Notes:
(1) See discussions and calculations of free cash flow on the financial tables attached to this press release.
(2) Organic growth is defined as the current period vs. prior period increase (decrease) in sales or orders excluding the increase from acquired businesses.


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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 2


"L-3 had a solid fourth quarter and finished 2003 on a strong note, with full year 2003 sales exceeding $5 billion," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "We had good performance in the company's secure communications, aircraft modernization, command and control and Intelligence, Surveillance and Reconnaissance (ISR) operations as well as in simulation and training, precision weaponry and other defense products."

FULL YEAR RESULTS

For the year ended December 31, 2003, sales increased $1,050.4 million, or 26.2%, to $5,061.6 million from sales of $4,011.2 million for the year ended December 31, 2002. The increase in sales from acquired businesses was $833.6 million. Organic sales growth for the company's defense businesses was 15.4%, or $500.2 million. Organic sales for the company's commercial businesses declined 10.7%, or $45.8 million. Sales of EDS declined $237.6 million. Organic sales growth excluding the EDS business from both periods was 12.4%.

Operating income for the year ended December 31, 2003 increased 28.0% to $581.0 million from $454.0 million for the year ended December 31, 2002. Operating margin was 11.5% for the year ended December 31, 2003, compared to 11.3% for the year ended December 31, 2002.

Net income for the year ended December 31, 2003 increased to $277.6 million, compared to $178.1 million for the year ended December 31, 2002. Diluted EPS was $2.71 for the year ended December 31, 2003, an increase of 40.4% compared to $1.93 for the year ended December 31, 2002. Net income for the year ended December 31, 2003 included an after-tax debt retirement charge of $7.2 million, or $0.07 per diluted share. Net income for the year ended December 31, 2002 included an after-tax charge of $9.9 million, or $0.11 per diluted share, and an after-tax charge of $24.4 million, or $0.25 per diluted share, for the cumulative effect of a change in accounting principle for goodwill impairment recorded effective January 1, 2002, in connection with the adoption of a new accounting standard.

For the year ended December 31, 2003, diluted shares outstanding increased by 8.9% to 106.1 million from 97.4 million for the year ended December 31, 2002, principally because of the company's public offering of 14.0 million shares of common stock on June 28, 2002.

For the year ended December 31, 2003, the company received funded orders of $5,477.4 million, an increase of 25.0% over funded orders of $4,383.1 million for the year ended December 31, 2002. The company's organic growth in orders excluding the EDS business from both periods was 10.9%. In September 2003, the company was successful in winning the U.S. Army Aviation and Missile Command (AMCOM) contract for the maintenance and logistic support for rotary-wing aircraft at Fort Rucker, Alabama. The contract has an estimated value of $2.7 billion over its 10-year period. The company's 2003 orders only include $24 million of funding for the AMCOM Fort Rucker contract. The company expects that 2004 orders for the AMCOM Fort Rucker contract will be approximately $250 million. Additionally, the company's 2003 orders do not include any amounts for the company's subcontract on the U.S. Army's Flight School XXI program, which has an estimated value of $0.5 billion over its 19.5-year period, including options. The company was notified of its selection on Flight School XXI during the fourth quarter of 2003, but the award was not received until January, 2004 after the resolution of the competitor's protest. The company expects to receive approximately $50 million of funding on the Flight School XXI subcontract in 2004.

Net cash from operating activities for the year ended December 31, 2003 increased by $137.6 million, or 43.2%, to $456.1 million from $318.5 million for the year ended December 31, 2002. Free cash flow for the year ended December 31, 2003 increased by $117.0 million, or 45.0%, to $377.0 million, compared to free cash flow of $260.0 million for the year ended December 31, 2002.


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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 3


Cash at December 31, 2003 remained unchanged from December 31, 2002, at $134.9 million. Total debt was $2,457.3 million at December 31, 2003 compared to $1,847.8 million at December 31, 2002. Total debt as a percentage of book capitalization (total debt plus minority interest plus shareholders' equity) increased to 48.1% at December 31, 2003 from 44.8% at December 31, 2002. Additionally, shareholders' equity increased to $2,574.9 million at December 31, 2003, an increase of $372.7 million from $2,202.2 million at December 31, 2002. Available borrowings under the company's revolving credit facilities were $665.9 million at December 31, 2003.

On December 22, 2003, the Company announced a full redemption of $300.0 million of its 5.25% Convertible Senior Subordinated Notes due 2009 (Convertible Notes), which expired on January 9, 2004. Holders of $299.8 million of the Convertible Notes converted their Convertible Notes into 7.4 million shares of L-3 Communications Holdings, Inc. common stock. As a result of these conversions, L-3's debt decreased by approximately $298.4 million and shareholders' equity increased approximately $292.3 million in January 2004, compared to December 31, 2003. On January 23, 2004 the Company had approximately 105 million outstanding shares of common stock, including the shares issued for the conversion of the convertible notes.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) fourth quarter 2003 sales increased $93.5 million to $383.5 million from $290.0 million for the 2002 fourth quarter. The increase in sales from acquired businesses was $6.7 million. The acquired businesses include Aeromet and certain defense and aerospace assets of IPICOM, Inc. Organic sales growth was $86.8 million, or 29.9%, reflecting continued strong demand from the DoD and other U.S. Government agencies for the company's secure communications and ISR systems and products. SC&ISR generated operating income of $52.9 million for the 2003 fourth quarter, compared with $26.9 million for the 2002 fourth quarter. Operating margin increased to 13.8% for the 2003 fourth quarter, from 9.3% for the 2002 fourth quarter, primarily because of organic sales growth and cost improvements.

Orders for the SC&ISR segment were $283.1 million during the 2003 fourth quarter and included:

     o Additional funding from the U.S. Air Force for airborne systems for Predator, Global Hawk Low Rate Initial Production (LRIP) 2 and 3 and U-2 support, as well as an order from Lockheed Martin Tactical Systems for the Tactical Common Data Link (TCDL-N) program. Additional funding was also received for Satellite Control Network (SCNC) and Spacelift Range System (SLRS) programs.

     o Continued funding for Deepwater, which is helping to solidify the company's role as the communications integration lead on the U.S. Coast Guard's largest program.

     o Continued funding for on-going and continuous support of Big Safari Logistics programs to include emergency requirement contracts, repairs and returns, spares, life cycle support and contractor management efforts.

     o Authorization to proceed for the Capability Enhancement (CE) phase of the Boeing-led Ground -Based Midcourse Defense (GMD) program. This phase of the program requires the company to deliver High Frequency Solid State Power Amplifier (SSPA) assemblies.

     o Funding for the development and integration of interior and exterior communications systems for LPD-21 and LPD-22 class of amphibious transport ships. The communication system design for the LPD class leverages the MARCOM digital switch developed by L-3 for maritime and tactical applications.


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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 4


For the year ended December 31, 2003, sales for SC&ISR were $1,439.4 million, up 36.7%, compared to $1,053.2 million for the year ended December 31, 2002. The increase in sales from acquired businesses was $135.7 million. The acquired businesses include Integrated Systems and Comcept, which were acquired during 2002, and Aeromet and certain defense and aerospace assets of IPICOM, Inc., which were acquired during 2003. Organic sales growth was $250.5 million, or 23.8%. SC&ISR generated operating income of $172.9 million for the year ended December 31, 2003, compared to $103.5 million for the year ended December 31, 2002. Operating margin increased to 12.0% from 9.8%. The trends affecting SC&ISR's results for the year ended December 31, 2003 were similar to those for the 2003 fourth quarter.

TRAINING, SIMULATION AND SUPPORT SERVICES

Training, Simulation and Support Services (TS&SS) sales for the 2003 fourth quarter increased $37.3 million to $253.0 million from $215.7 million for the 2002 fourth quarter. The acquired Ship Analytics business provided $12.4 million of the increase in sales. Organic sales growth was $24.9 million, or 11.5%, driven by training and government services, including communications software support and engineering support. Operating income was $28.2 million for the 2003 fourth quarter, compared to $26.2 million for the 2002 fourth quarter. Operating margin decreased to 11.1% from 12.1% due to higher sales from cost-reimbursable type and time and material type contracts, which generally are less profitable than fixed-priced type contracts.

Orders for the TS&SS segment were $374.2 million during the 2003 fourth quarter and included:

     o Continued strong funding for Tactical Automation and All Source Analysis Systems Support, Common Ground Station Post Production Software Support and Satellite Communication Systems Software Support.

     o A significant win for an effort supporting the Department of the Army staff at the Pentagon as well as additional funding in support of the DoD's newest major command, known as Northern Command, which is located in Colorado Springs, Colorado.

     o Funding from the U.S. Air Force for support and modification to the existing F-16 fleet of 100 plus trainers.

     o Awards for Information Technology Enterprise Solutions (ITES) from both IBM and Lockheed Martin to provide business process re-engineering, test and evaluation, software configuration and requirement analysis.

     o Funding from the U.S. Air Force Electronic Systems Center for the Integrated Base Defense Security System (IBDSS). This is a multi-year contract to provide advanced systems for protecting U.S. Air Force bases worldwide.

     o Continued funding for E-3 Commercial Training and Simulation Services. This is an annual award to provide flight simulator training for E-3 Sentry aircrews.

     o U.S. Navy funding for the E-6 In-Flight Trainer Lease. This is an annual award for E-6 TACAMO pilots to provide two leased E-6 aircraft and support services for required flight time and landing cycles.

     o Annual funding to provide B-2 Training System Contractor Logistics Support (TSCLS) for the fleet of B-2 Spirit simulators.

     o Additional funding from the U.S. Army for U.S. Army Recruiting Command (USAREC) in both direct recruiting and recruiting support activities throughout the United States.


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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 5


     o Initial funding from the U.S. Army's Program Executive Officer - Soldier (PEO-Soldier) to provide fielding and related support for individual soldier equipment at both U.S. and overseas locations.

For the year ended December 31, 2003, sales for TS&SS were $980.2 million, up 21.6% compared to $806.3 million for the year ended December 31, 2002. The increase in sales from the Telos, TMA and Ship Analytics acquired businesses was $92.2 million. Organic sales growth was $81.7 million, or 10.1%. TS&SS generated operating income of $111.6 million for the year ended December 31, 2003, compared to $96.5 million for the year ended December 31, 2002. Operating margin decreased to 11.4% from 12.0%. The trends affecting TS&SS's results for the year ended December 31, 2003 were similar to those for the 2003 fourth quarter.

AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

Aviation Products and Aircraft Modernization (AP&AM) 2003 fourth quarter sales increased $178.9 million to $357.1 million from $178.2 million in the 2002 fourth quarter. The increase in sales from acquired businesses was $114.6 million. Organic sales growth was $64.3 million, or 36.1%, driven by higher aircraft modernization and modification sales due to strong DoD demand. Sales of commercial aviation products increased by $3.4 million, or 11.1%. AP&AM generated operating income of $55.1 million for the 2003 fourth quarter, compared with $22.2 million for the 2002 fourth quarter. Operating margin increased to 15.4% from 12.5%, primarily because of higher sales volume and cost improvements for both aircraft modification and aviation products.

Orders for the AP&AM segment were $415.3 million during the 2003 fourth quarter and included:

     o Multi-year funding for the company's Cockpit Voice Recorders and Flight Data Recorders for the C-130J.

     o Continued funding from the U.S. Army to retrofit the C-12's Cockpit Voice Recorders and Flight Data Recorders.

     o Additional funding for Modular Airborne Data Acquisition and Recording Systems (MADRAS) used on Pilatus PC-9M.

     o    The first order for the company's new Communications Management System
          (CMS) product. The company believes that this win establishes a benchmark for all other regional airline requirements for the CMS product.

     o Continued strong support from FedEx for the company's new terrain and collision avoidance system for their existing fleet as well as strong activity in Eastern Europe for these systems.

     o The selection by Raytheon Aircraft Company of L-3 as the supplier of Electronic Standby Instrument Systems (ESIS) for their Beechcraft King Air 200 and 350 modules.

     o Additional funding for on-going support of Special Operations Forces Support Activity (SOF-SA). SOF-SA provides full-service logistics support to the United States Special Operations Command (USSOCOM) and selected non-SOF customers.

     o Funding for cockpit displays on C-27J transport and Swedish JAS-39 fighter, capping off a record-breaking year in orders which included wins on the F-15, C-17, CH-46, C-130J, AH-64 Apache, and EA-6B aircraft.


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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 6


For the year ended December 31, 2003, sales for AP&AM were $1,019.6 million, up 50.5% compared to $677.6 million for the year ended December 31, 2002. The increase in sales from the acquired businesses was $212.2 million. The acquired businesses include Integrated Systems, which was acquired in 2002, and MAS, Avionics Systems and AeroTech, which were acquired during 2003. Organic sales growth was $129.8 million, or 19.2%. Higher aircraft modernization sales were partially offset by volume declines of $10.8 million, or 8.8%, for commercial aviation products. Operating income was $147.8 million for the year ended December 31, 2003, compared to $105.7 million for the year ended December 31, 2002. Operating margin declined to 14.5% from 15.6%, primarily because of lower sales for commercial aviation products, which have higher margins than aircraft modification sales.

SPECIALIZED PRODUCTS

Specialized Products sales for the 2003 fourth quarter declined $134.2 million to $487.5 million from $621.7 million in the 2002 fourth quarter. The increase in sales from acquired businesses was $50.1 million. Organic sales declined $184.3 million, or 29.6%, primarily because of EDS volume, which declined by $200.2 million. Organic growth excluding the EDS business from both periods was $15.9, or 4.3%. Volume declined for fuzing products because of certain contracts approaching their scheduled completion and the timing of sales on 2003 orders, which are expected to increase in 2004. Volume also declined for telemetry products and microwave components due to continued weakness in the commercial communications markets. These decreases were partially offset by volume increases for guidance products and training devices due to higher demand from the DoD. Sales of naval power equipment increased due to higher shipments arising from the resolution of the production and quality control issues at the SPD Electrical Systems business. Operating income was $54.8 million for the 2003 fourth quarter, compared with $82.3 million for the 2002 fourth quarter. Operating margin declined to 11.2% from 13.2%, primarily because of volume declines for EDS and telemetry products. The decline in operating margin was partially offset by margin improvement for naval power equipment.

Sales of EDS declined by $200.2 million to $55.4 million for the 2003 fourth quarter compared with $255.6 million for the 2002 fourth quarter, primarily because the initial installation of EDS at major U.S. airports by the Transportation Security Administration (TSA) was completed by the end of 2002, which reduced the TSA's procurement for new systems.

Orders for the Specialized Products segment were $406.3 million during the 2003 fourth quarter and included:

     o The first award for the company's next generation Space Training Data Network STDN CTXS610 Space Transponder to be used in a scientific research satellite program for Time History of Events and Macroscales Interactions during Sub-Storms by NASA.

     o An initial award from Boeing for the Small Diameter Bomb (SDB) to provide telemetry transmitter, encoders and flight termination receivers for use during the test phases of a multi-year program.

     o A major award for Boeing's Delta Avionics program. This win, coupled with the company's Redundant Inertial Flight Control Assembly (RIFCA) program, allows the Company to be one of the primary suppliers of Delta hardware.

     o Funding for the Trident program. This is an annual award to provide system engineering and support services for test and evaluation of the Trident Missile System.

     o The execution of a contract with the government of Egypt for the new L-3 Low Frequency Towed Sonar.


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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 7


     o Orders from the U.S. Army's new Guided Multiple Launch Rocket System (GMLRS) precision artillery rocket. L-3 will provide electronic safety and arming devices for the LRIP of the cargo variant of this rocket system.

     o The U.S. Navy exercising its production option to order the second set of four F/A-18C Distributed Mission Trainers (DMT). These trainers will enable naval aviators to maintain war fighting mission readiness.

     o Additional funding for upgrades to the existing fleet of F/A-18 E/F simulators to include the new F/A-18 E/F Block II aircraft capabilities.

     o A key award from Virginia Port Authority for the installation of CCTV (Closed Circuit Television) cameras, supplemental lighting and other security measures. This key port security contract is the first of its kind for L-3 in the growing homeland security market.

     o A U.S. Air Force award to supply Traveling Wave Tubes (TWT's) for high power surveillance radar systems on the AN/FPQ-16 Perimeter Acquisition Radar Attack Characterization System (PARCS) and the AN/FPS-108 Cobra Dane Radar system.

For the year ended December 31, 2003, sales for Specialized Products were $1,622.4 million, up 10.1% compared to $1,474.1 million for the year ended December 31, 2002. The increase in sales from acquired businesses was $393.5 million. Organic sales declined by $245.2 million or 16.6%, primarily because of the EDS volume, which declined by $237.6 million. Organic sales excluding the EDS business from both periods declined $7.6 million or 0.7%. Acquired businesses include Detection Systems, Westwood, Electron Devices, Ruggedized Command and Control, Wolfcoach, Wescam and IMC, which were acquired during 2002, and Klein, which was acquired in 2003. Sales of EDS declined by $237.6 million to $101.5 million for 2003 from $339.1 million for 2002. Specialized Products generated operating income of $148.7 million for the year ended December 31, 2003, compared to $148.3 million for the year ended December 31, 2002. Operating margin decreased to 9.2% from 10.1%. The trends affecting organic sales and operating margin for Specialized Products for the full year were similar to those affecting the 2003 fourth quarter.

GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2003 fourth quarter, sales from the company's government businesses (which include the defense businesses and the EDS business) increased by $148.7 million, or 12.8%, to $1,310.5 million from $1,161.8 million for the 2002 fourth quarter. Operating income from the company's government businesses for the 2003 fourth quarter increased $34.5 million to $182.0 million from $147.5 million for the 2002 fourth quarter. Operating margin increased to 13.9% from 12.7%, primarily due to the increasing sales.

Sales from the company's commercial businesses increased by $26.8 million, or 18.6%, to $170.6 million, compared to $143.8 million for the 2002 fourth quarter. Operating income from the company's commercial businesses for the 2003 fourth quarter decreased by $1.1 million to $9.0 million, compared to operating income of $10.1 million for the 2002 fourth quarter. Operating margin declined to 5.3% from 7.0%, primarily due to higher product development and selling and marketing expenses for security products, which were partially offset by higher margins from the acquired Avionics Systems business.

For the year ended December 31, 2003, sales from the company's government businesses increased by $886.5 million, or 24.8%, to $4,467.6 million from $3,581.1 million for the year ended December 31, 2002. Operating income from the company's government businesses for the year ended December 31, 2003 increased by $118.6 million to $562.1 million from $443.5 million for the year ended December 31, 2002. Operating margin increased to 12.6% from 12.4%, primarily due to volume growth partially offset by lower margins from acquired businesses.



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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 8


For the year ended December 31, 2003, sales from the company's commercial businesses increased by $163.9 million, or 38.1%, to $594.0 million from $430.1 million for the year ended December 31, 2002. Operating income from the company's commercial businesses for the year ended December 31, 2003 increased by $8.4 million to $18.9 million, compared to operating income of $10.5 million for the year ended December 31, 2002. Operating margin improved to 3.2% from 2.4%, primarily due to higher margins from the acquired Avionics Systems business.

ACQUISITIONS

On October 31, 2003, the company completed the acquisition of the Military Aviation Services (MAS) business of Bombardier Inc. for a purchase price of approximately $87.4 million in cash. The acquisition was funded with cash on hand. The new business unit, now renamed L-3 Communications MAS (Canada) Inc.
(MAS), has a client base that includes the Canadian Armed Forces, the U.S. Department of Defense, prime contractors and OEMs and international military organizations. MAS is a leader in systems engineering support and avionics modernization and provides a full range of technical services in the areas of aircraft maintenance, repair and upgrade for military aircraft and business and regional jets and the refurbishment and modernization of selected commercial aircraft.

On December 1, 2003, the company completed the acquisition of Vertex Aerospace LLC from Veritas Capital, a private equity investment firm based in New York, for a purchase price of approximately $650 million in cash. The acquisition was funded with cash on hand and approximately $285 million of borrowings under the company's senior credit facilities. The new business unit, now renamed L-3 Communications AeroTech LLC (AeroTech), will operate as a subsidiary of L-3 Communications' Integrated Systems subsidiary. AeroTech is a leading provider of aerospace and other technical services to the U.S. Department of Defense and other government agencies, including the U.S. Navy, U.S. Army, U.S. Marine Corps, Department of Homeland Security, Drug Enforcement Administration and NASA. AeroTech's services include logistics support, modernization, maintenance, supply chain management and pilot training. AeroTech's well-respected engineering and technical staff supports military training aircraft, tactical aircraft, cargo and utility aircraft and other defense-related platforms, representing over 2,600 active fixed and rotary wing aircraft and over 85 vehicle platforms. In addition, the company deploys highly mobile, quick-response field teams worldwide, with operations at 306 sites in 41 states and 34 countries, to provide critical mission support.

On December 10, 2003, the company completed the acquisition of certain defense and aerospace assets of IPICOM, Inc., for an aggregate purchase price of $27.5 million in cash. Approximately $8.7 million of the purchase price was funded on the closing date with cash on hand, and the balance of the purchase price was paid in January 2004. The company acquired broadband communications products, state-of-the-art fiber-optic systems and advanced sensor components, including transmitters, optical data links, receivers, amplifiers and uncompressed digital systems that provide secure optical data link systems for defense and aerospace applications.

OUTLOOK

"As we look into 2004, we believe that the defense budget is very solid. Because we are now in a presidential election year and also have significant current operations in Iraq and Afghanistan, we expect that support for defense priorities will remain strong and there will be no major changes in programs until 2006. Current expectations are that the DoD budget will increase from 3% to 5% for fiscal year 2005, a range that provides L-3 with more than sufficient opportunity to continue its growth," said Mr. Lanza.

"For fiscal year 2006, the newly elected administration will outline its priorities and set its targets. The U.S. Controller's office has initiated a sound budget practice that requires the services to issue out year funding in order to start new programs. Obviously, there are limits to the growth of defense spending, and when faced with overruns on large-scale integration programs and the substantial cost of new platforms, the service chiefs have to prioritize their spending."



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L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                   PAGE 9


"As a result, the DoD is reducing the number of new platforms and delaying operational deployment in many cases and there will be more to come in 2005. The DoD is focused on readiness as well as joint war fighting, training and battlefield situation awareness. These efforts offer a significant opportunity to L-3, since they rely on many of the company's products and services, including those used in applications and platforms for ISR, training and simulation, secure communications, command and control, unmanned aerial vehicles
(UAVs), precision munitions and missile defense."

"Another key area of government spending and potential L-3 growth is in homeland security," said Mr. Lanza. "While the U.S. government has made some important strides in airport security, much more needs to be done to protect its citizens and infrastructure. For instance, there are still vulnerabilities in the air travel system - carry on baggage and travelers are not adequately screened for explosive devices. While there have been some initial efforts to develop a system to secure ship and air cargo and several ports are working on their security plans, we are at the early stages of this work, which may take several years."

"We expect that spending for the Department of Homeland Security will continue to grow modestly and that several billion dollars annually will go for the kinds of products that L-3 offers," noted Mr. Lanza. "Along with airport, cargo, port and maritime security products, L-3 also offers intrusion detection systems, command, control, communication and biochemical analysis vehicles for first responders and crisis management products."

"A third area for growth for L-3 is the DoD's Operations and Maintenance (O&M) budget. Because of our internal growth and key acquisitions in aircraft modernization, such as Vertex (now L-3 AeroTech) and MAS, as well as our training and government services businesses, L-3 can now compete for a larger share of the O&M budget. The DoD is putting greater focus on maintenance and upgrade of existing aircraft because of the demands of current operations and force readiness. In addition, the performance of its existing aircraft in Iraq and Afghanistan has demonstrated that the DoD can meet its readiness requirements through upgrades rather than buying new platforms."

"We also expect that the commercial aviation industry will begin its recovery in 2004," said Mr. Lanza. "We have already begun to see positive activity in our aviation products businesses for commercial wide-body airplanes. At the same time, our general aviation products business is very strong, growing at double-digit levels."

"For 2004, we expect to achieve our objective of 20% top-line and bottom-line growth, including 8% to 10% organic growth and a minimum of 10% growth through acquisitions," Mr. Lanza continued. "The defense company acquisition pipeline continues to be robust and there are many opportunities to add affordable companies that are synergistic with our existing businesses. We are confident that 2004 will be another year of strong growth for L-3."

Specifically, the company expects its total sales for 2004 compared to 2003 to grow in excess of 24%, including organic sales growth of between 8% and 10% and increase to sales from acquisitions. Operating income is expected to grow by more than 20%, resulting in 2004 diluted earnings per share of between $3.30 and $3.35. Free cash flow for 2004 is estimated to be approximately $425 million. The company's free cash flow estimate for 2004 is comprised of approximately $545 million of cash from operating activities, less approximately $120 million of capital expenditures, net of dispositions of property, plant and equipment.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Monday, January 26, 2004, at 11:00 a.m. EST. Listeners may access the conference call live over the Internet at the following location:


                                    - more -

L3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2003 RESULTS                  PAGE 10


          http://www.firstcallevents.com/service/ajwz396705035gf12.html

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 4958351), beginning approximately two hours after the call ends through February 2, 2004 at 11:00 p.m. EST.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #

                           - FINANCIAL TABLES FOLLOW -














                                    - more -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In millions, except per share data)




                                                     Three Months Ended             Year Ended
                                                        December 31,               December 31,
                                                  -----------------------    -------------------------
                                                     2003        2002           2003         2002
                                                  ------------ ----------    ----------- -------------
Sales:

  Contracts, primarily U.S. Government              $ 1,310.5  $ 1,161.8      $ 4,467.6    $  3,581.1
  Commercial, primarily products                        170.6      143.8          594.0         430.1
                                                  ------------ ----------    ----------- -------------
     Consolidated sales                               1,481.1    1,305.6        5,061.6       4,011.2
                                                  ------------ ----------    ----------- -------------

Costs and expenses:

  Contracts, primarily U.S. Government                1,128.5    1,014.3        3,905.5       3,137.6
  Commercial, primarily products:
   Cost of sales                                        114.2       95.4          384.7         270.8
   Selling, general and administrative                   30.5       29.2          137.6         114.0
   Research and development expenses                     16.9        9.1           52.8          34.8
                                                  ------------ ----------    ----------- -------------
     Consolidated costs and expenses                  1,290.1    1,148.0        4,480.6       3,557.2
                                                  ------------ ----------    ----------- -------------

Operating income                                        191.0      157.6          581.0         454.0


Interest and other income (expense)                     (1.9)        2.5            0.2           4.9
Interest expense                                         34.4       33.6          132.7         122.5
Debt retirement charge                                      -          -           11.2          16.2
Minority interest                                         0.9        1.1            3.5           6.1
                                                  ------------ ----------    ----------- -------------

Income before income taxes and cumulative
   effect of a change in accounting principle           153.8      125.4          433.8         314.1

Provision for income taxes                               55.4       45.6          156.2         111.6
                                                  ------------ ----------    ----------- -------------

Income before cumulative effect of a change
in accounting principle                                  98.4       79.8          277.6         202.5

Cumulative effect of a change in accounting
  principle, net of income taxes of $6.4                    -          -              -         (24.4)

                                                  ------------ ----------    ----------- -------------
Net income                                           $   98.4    $  79.8        $ 277.6     $   178.1
                                                  ============ ==========    =========== =============

Earnings per share before cumulative
effect of a change in accounting principle:

            Basic                                    $   1.02    $  0.84        $  2.89     $    2.33
                                                  ============ ==========    =========== =============

            Diluted(a)                               $   0.94    $  0.79        $  2.71     $    2.18
                                                  ============ ==========    =========== =============

Earnings per share:

            Basic                                    $   1.02    $  0.84        $  2.89     $    2.05
                                                  ============ ==========    =========== =============

            Diluted (a)                              $   0.94    $  0.79        $  2.71     $    1.93
                                                  ============ ==========    =========== =============

Weighted average common shares outstanding:

            Basic                                        96.8       94.5           96.0          86.9
                                                  ============ ==========    =========== =============

            Diluted                                     106.9      104.6          106.1          97.4
                                                  ============ ==========    =========== =============

----------------

(a) In order to calculate diluted earnings per share, the after-tax interest expense savings on the assumed conversion of the Convertible Notes must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to income before cumulative effect of a change in accounting principle and net income is $1.8 million for the three months ended December 31, 2003, $2.6 million for the three months ended December 31, 2002, $9.5 million for the year-ended ended December 31, 2003 and $10.3 million for the year-ended December 31, 2002.

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                             SELECTED FINANCIAL DATA
                                  (In millions)

                                                            Three Months Ended             Year Ended
                                                                December 31,               December 31,
                                                           -----------------------     ----------------------
                                                              2003        2002           2003        2002
                                                           -----------  ----------     ----------  ----------
Funded Orders                                             $ 1,478.9   $ 1,355.9       $5,477.4   $ 4,383.1
Reportable Segment Operating Data:
Sales:
    Secure Communications & ISR                           $   383.5   $   290.0       $1,439.4   $ 1,053.2
    Training, Simulation & Support Svs.                       253.0       215.7          980.2       806.3
    Aviation Pdts. & Aircraft Modernization                   357.1       178.2        1,019.6       677.6
    Specialized Products                                      487.5       621.7        1,622.4     1,474.1
                                                         -----------  ----------     ----------  ----------
                Consolidated                              $ 1,481.1   $ 1,305.6       $5,061.6   $ 4,011.2
                                                         ===========  ==========     ==========  ==========

Operating income:
    Secure Communications & ISR                           $    52.9   $    26.9       $  172.9   $   103.5
    Training, Simulation & Support Svs.                        28.2        26.2          111.6        96.5
    Aviation Pdts. & Aircraft Modernization                    55.1        22.2          147.8       105.7
    Specialized Products                                       54.8        82.3          148.7       148.3
                                                         -----------  ----------     ----------  ----------
                Consolidated                              $   191.0   $   157.6       $  581.0   $   454.0
                                                         ===========  ==========     ==========  ==========

Operating margin:
    Secure Communications & ISR                               13.8%        9.3%          12.0%        9.8%
    Training, Simulation & Support Svs.                       11.1%       12.1%          11.4%       12.0%
    Aviation Pdts. & Aircraft Modernization                   15.4%       12.5%          14.5%       15.6%
    Specialized Products                                      11.2%       13.2%           9.2%       10.1%
                           Consolidated                       12.9%       12.1%          11.5%       11.3%

Depreciation and amortization:
    Secure Communications & ISR                           $     7.9    $    7.5       $   29.2   $    23.7
    Training, Simulation & Support Svs.                         2.1         1.2            7.9         6.9
    Aviation Pdts. & Aircraft Modernization                     5.4         4.0           18.7        15.5
    Specialized Products                                        8.8         9.0           39.6        29.8
                                                         -----------  ----------     ----------  ----------
                       Consolidated                       $    24.2    $   21.7       $   95.4   $    75.9
                                                         ===========  ==========     ==========  ==========

Reconciliations of GAAP to Non-GAAP measurements:
Net cash from operating activities                        $   129.0    $   54.1       $  456.1   $   318.5
Capital expenditures, net of dispositions                     (26.2)      (20.9)         (79.1)      (58.5)
                                                         -----------  ----------     ----------  ----------
Free cash flow(b)                                         $   102.8    $   33.2       $  377.0   $   260.0
                                                         ===========  ==========     ==========  ==========




                                                                               December 31,      December 31,
                                                                                  2003              2002
                                                                              --------------    --------------

Period end data:
            Funded Backlog                                                         $3,893.3        $  3,228.6
            Cash & cash equivalents                                                $  134.9        $    134.9
            Total debt                                                             $2,457.3        $  1,847.8
            Minority interest                                                      $   76.2        $     73.2
            Shareholders' equity                                                   $2,574.9        $  2,202.2


---------------------

(b) The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.